Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-230087

Pricing Supplement

March 4, 2020

Delta Air Lines, Inc. (“Delta”)

(NYSE Symbol: DAL)

2020-1 Pass Through Trusts

Class AA and Class A Pass Through Certificates, Series 2020-1

Pricing Supplement dated March 4, 2020 to the preliminary prospectus supplement dated March 4, 2020 (the “Preliminary Prospectus Supplement”) relating to the Class AA Certificates and the Class A Certificates referred to below of Delta.

The information in this Pricing Supplement amends and supplements the Preliminary Prospectus Supplement to provide for the concurrent offerings of the Class AA Certificates and the Class A Certificates pursuant to, and on the terms and conditions described in, the Preliminary Prospectus Supplement. The information in this Pricing Supplement supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms used but not defined herein shall have the meanings set forth in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2020-1AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2020-1A (“Class A Certificates”)
Amount:	$795,894,000	$204,106,000
Public Offering Price:	100%	100%
CUSIP:	247361 ZV3	247361 ZW1
ISIN:	US247361ZV38	US247361ZW11
Coupon/Stated Interest Rate:	2.000%	2.500%
Regular Distribution Dates:	June 10 and December 10 of each year, commencing on June 10, 2020
Make-Whole Spread Over Treasuries:	0.200%	0.300%
Liquidity Provider Rating:	The Liquidity Provider currently meets the Liquidity Threshold Rating requirement.
Initial “Maximum Commitment” under the Liquidity Facilities:	$23,876,820	$7,653,975
Underwriters:
Morgan Stanley & Co. LLC	$129,333,000	$33,167,000
Credit Suisse Securities (USA) LLC	$129,333,000	$33,167,000
BofA Securities, Inc.	$129,333,000	$33,167,000
Goldman Sachs & Co. LLC	$129,333,000	$33,167,000
Banco Bilbao Vizcaya Argentaria, S.A.	$67,651,000	$17,349,000

Deutsche Bank Securities Inc.	$67,651,000	$17,349,000
PNC Capital Markets LLC	$67,651,000	$17,349,000
Standard Chartered Bank	$67,651,000	$17,349,000
AmeriVet Securities, Inc.	$3,979,000	$1,021,000
Natixis Securities Americas LLC	$3,979,000	$1,021,000
Aggregate Underwriting Commission:	$10,000,000
Concession to Selling Group Members:	0.50%	0.50%
Discount to Brokers/Dealers:	0.25%	0.25%
Settlement:	March 12, 2020 (T+6) closing date, the 6th business day following the date hereof.

Delta has filed a registration statement (No. 333-230087) (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Delta has filed with the SEC for more complete information about Delta and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll-free at 1-800-718-1649 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.